Consent of Ernst & Young LLP, Independent Registered Public
Accounting Firm


We consent to the references to our
firm under the captions
 "Financial Highlights" in the
Galaxy-BKB Shares Prospectus and
 "Independent Registered Public Accounting Firm" in the Statement of Additional
Information for Galaxy-BKB Shares
 in Post-Effective
Amendment Number 75 to the
Registration Statement (Form N-1A, No. 33-31602)
 of Money Market Obligations Trust,
and to the incorporation by reference
of our reports
dated December 10, 2004 on Galaxy-BKB
 Shares of Massachusetts Municipal Cash
Trust (one of the portfolios comprising
 Money Market Obligations Trust) included in the
Annual Reports to Shareholders for the
 fiscal year ended October 31, 2004.



ERNST & YOUNG LLP


Boston, Massachusetts
December 27, 2004